Albeck Financial Services
11767 Katy Freeway #985
Houston, Texas 77079

August 7, 2009

Mr. Charles Ramey
Chief Executive Officer
US Dataworks, Inc.
One Sugar Creek Center Blvd., Fifth Floor
Sugar Land, TX 77478

Re:	Engagement of Albeck Financial Services, Inc. and Randall J. Frapart for Chief Financial Officer Services

Dear Mr. Ramey:

Thank you for selecting Albeck Financial Services, Inc. (“Albeck”) and Randall J. Frapart (“Mr. Frapart”) to provide Chief Financial Officer services to US Dataworks, Inc. (the “Company”).  This letter agreement (this “Agreement”) states the terms and conditions pursuant to which Albeck and Mr. Frapart will provide such services to the Company.

1. Scope of the Engagement.  Albeck and Mr. Frapart will provide the personal services of Mr. Frapart in the role of the Chief Financial Officer (the “CFO”) of the Company.  In this capacity, Mr. Frapart will report to the Chief Executive Officer (the “CEO”) of the Company (and, from time to time, to the Company’s Board of Directors (the “Board”) and its committees), and, as directed by the CEO (and, from time to time, the Board and its committees), will perform those services typically performed by the CFO of a public company, including overseeing and directing the financial affairs of the Company, consistent with applicable corporate governance, legal and regulatory frameworks.  These areas of responsibility include but are not limited to (i) the Company’s accounting practices, (ii) the preparation of reports of financial information, (iii) the public disclosure of financial information (including the filing of required reports with the Securities and Exchange Commission (the “SEC”) and the certifications thereof), (iv) investor relations, (v) the direction of tax, budget, audit (internal and external) and cash management functions, (vi) liaison with and support of the Board’s Audit Committee, (vii) the financial planning, analysis and support of corporate strategic initiatives, and (viii) counsel and communication to, and cooperation with, other corporate executives, the Board, investors, bankers, customers, employees and contractors as directed from time to time by the Chief Executive Officer (and, from time to time, the Board and its committees).

2. Term.  The term of the engagement will be for a period of one year, beginning on July 15, 2009 (the “Effective Date”), notwithstanding the fact that this Agreement is being executed and delivered on a later date.  The term will automatically renew for successive one-year periods unless notice of non-renewal is given by either party in writing sixty days or more before the anniversary of the Effective Date.  The term is subject to earlier termination as stated in Sections 13 and 14 hereof.

3. Level of Effort.  Mr. Frapart shall devote his full time, energies, interest, abilities, and productive efforts to the business of the Company. Mr. Frapart will perform his duties as the Company’s CFO in accordance with the reasonable standards expected of a CFO of a public company.  Except as may be approved by the Board in writing, Mr. Frapart shall not engage in any activity which conflicts or interferes with his performance of his duties hereunder. Notwithstanding the provisions of this Section 3, Mr. Frapart may, with the prior written consent of the Board, engage in civic, charitable, or educational activities; furthermore, he may serve as an officer of Albeck; provided that such service and activities do not, individually or in the aggregate, interfere with the performance of his duties under this Agreement; provided, however, that this level of effort shall be subject to paid holidays and paid time off applicable to Mr. Frapart’s services in a manner consistent with the Company’s policies applicable to other senior executives, and in no event less than twenty (20) days of paid time off per engagement year.

Mr. Charles Ramey, CEO
US Dataworks, Inc.
August 7, 2009

4. Fees, Expenses, Billing, and Payment.  The billing rate for Mr. Frapart’s CFO services under this Agreement shall be U.S. $180,000.00 annually, payable in 24 semi-monthly installments of $7,500.00 per installment in advance of each installment period.  The billing rate does not include reasonable out-of-pocket costs incurred by Mr. Frapart on the Company’s behalf or in furtherance of the Company business.  These reasonable out-of-pocket costs incurred will be added, under subsequent Albeck invoices, to the service amounts billed, and will be reimbursed by the Company on delivery of the applicable invoice to Company.

Payment is due promptly upon issuance of each invoice.  If payment of fees or costs become past due, Mr. Frapart and Albeck may suspend providing CFO services or may withdraw from the engagement.  An interest charge of one and one-half percent (1.5%) per month may be imposed on past due amounts (excluding interest charges themselves) starting fifteen (15) days after the date the Company receives the applicable invoice.

5. Stock Option Grant.  Pursuant to the terms that have been authorized by Board (or the Compensation Committee of the Board), effective as of the date hereof, Mr. Frapart will be granted a non-qualified stock option (the “Stock Option”) to purchase 400,000 shares of Company’s common stock at an exercise price equal to the fair market value at the time of grant as determined in accordance with the US Dataworks, Inc. Amended and Restated 2000 Stock Option Plan, as amended through the date hereof (the “Plan”).  The Stock Option will vest (i.e., become exercisable) on the earlier to occur of (i) July 15, 2010 or (ii) the date that Mr. Frapart becomes a full-time employee of the Company.  If prior to the date the Stock Option vests, this Agreement is terminated for any reason or either Albeck or the Company provides a non-renewal notice pursuant to Section 2 hereof, the Stock Option will be deemed forfeited and canceled as of the date of such event and will be of no further force or effect.  The Stock Option will be governed by the terms and conditions of the Plan and the applicable written stock option agreement, which terms and conditions will include (i) a prohibition on the transfer of the Stock Option except in certain limited circumstances and (ii) the vesting of the Stock Option upon an occurrence of a change of control of the Company as defined in and provided for therein.

Albeck and Mr. Frapart understand, acknowledge and agree that neither the grant of the Stock Option nor the issuance of the shares of the Company’s common stock pursuant to Mr. Frapart’s exercise of the Stock Option (the “Option Shares”) will be registered with the SEC, and, as a result, the Stock Option and the Option Shares will be considered “restricted securities” under Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”).  Mr. Frapart agrees that he will not sell or otherwise transfer the Stock Option or the Option Shares except in strict compliance with Rule 144 and Mr. Frapart further represents and warrants to the Company that he is accepting the Stock Option and, in the event he exercises the Stock Option, he will be purchasing the Option Shares for his own account and for investments purposes only and not with view to the resale or distribution thereof.  Mr. Frapart and Albeck further understand, acknowledge and agree that the Company will have no obligation to register the issuance of the Stock Option or the Option Shares with the SEC and will have no obligation to comply with any of the requirements of Rule 144 as it relates to any resale or transfer of the Stock Option and/or Option Shares.

Mr. Charles Ramey, CEO
US Dataworks, Inc.
August 7, 2009

6. Performance Bonuses.  In addition to the service billings described in Section 4 hereof and the Stock Option grant described in Section 5 hereof, in the event that Company has or adopts a performance bonus plan applicable to executive officers of the Company during the term of this Agreement, Albeck, based on Mr. Frapart’s performance, will be eligible to receive performance bonuses under such performance bonus plan applicable to the role and contributions of the CFO that is consistent with the performance bonus eligibility of other executive officers reporting to the CEO of the Company, with such bonus being payable to Albeck concurrently with the payment of other bonuses to the executive officers of the Company.  To that end, the Company will include Mr. Frapart in applicable Compensation Committee approvals, plan objectives and pay-out formulations, applicable grant documents, and bonus determination and payments, in a manner consistent with that applied to other executive officers reporting to the Company’s CEO.  Notwithstanding the foregoing, Mr. Frapart and Albeck understand, acknowledge and agree that being eligible for a performance bonus does not mean that Albeck will in all cases earn a performance bonus and that, depending on the terms of a given performance bonus plan, Albeck may, based on the performance of Mr. Frapart, fail to earn a performance bonus even if other executive officers earn theirs.

7. Nondisclosure/Confidentiality.  Albeck and Mr. Frapart acknowledge that, in connection with their prior and continuing engagement by the Company, Albeck and Mr. Frapart have acquired and learned, and will continue to acquire and learn, Confidential Information (as defined below) by virtue of the relationship of trust and confidence between Albeck and Mr. Frapart, on the one hand, and the Company on the other hand. Albeck and Mr. Frapart warrant and agree that during the term of this Agreement and at all times thereafter, each of them shall continue to be bound by an obligation not disclose to any person or entity (other than to officers of the Company or to such other persons as such officers may designate), or use, except in the course of Mr. Frapart’s engagement hereunder or his subsequent employment with the Company or its affiliates, any Confidential Information acquired by Albeck or Mr. Frapart in the course of or in connection with this engagement. As used herein, the term “Confidential Information” shall include, but not be limited to the following information (unless such information is in the public domain): all information of any type or kind, whether or not reduced to a writing and whether or not conceived, originated, discovered or developed in whole or in part by Albeck or Frapart, which is directly related to the Company, its operations, policies, agreements with third parties, financial affairs and related matters, including business plans, strategic planning information, product information, purchase and sales information and terms, supplier negotiation points, styles and strategies, contents and terms of contracts between the Company and suppliers, advertisers, vendors, contact persons, terms of supplier and/or vendor contracts or particular transactions, potential supplies and/or vendors, or other related data; marketing information such as but not limited to, prior, ongoing or proposed marketing programs, presentations, or agreements by or on behalf of the Company, pricing information, customer bonus programs, marketing tests and/or results of marketing efforts, computer files, lists and reports, manuals and memos pertaining to the business of the Company, lists or compilations of vendor and/or supplier names, addresses, phone numbers, requirements and descriptions, contract information sheets, compensation requirements or terms, benefits, policies, and any other information whether about the Company, entities related or affiliated with the Company or other key information pertaining to the business of the Company, including but not limited to all information which is not generally available to or known in the information services industry (or is available only as a result of an unauthorized disclosure), including any and all information concerning the Company’s technology, solutions, processes, software, firmware, and source code, regardless of whether or not such Information is a “trade secret” as otherwise defined by applicable law.

Mr. Charles Ramey, CEO
US Dataworks, Inc.
August 7, 2009

8. Covenant Not To Compete. During the term of this Agreement and for a period of six months thereafter (regardless of the reason for termination of this Agreement), Albeck and Mr. Frapart shall comply in all respects with the Company’s written policies with respect to conflicts of interest.  Except as may be approved in writing by the Board, neither Albeck nor Mr. Frapart shall engage in or be interested, directly or indirectly, in any business or operation that is competitive in any way, directly or indirectly, with the Company (a “Competitive Business”). For the purpose of this Section 8, Albeck and Mr. Frapart shall be deemed to be interested in a business or operation which is competitive with the Company if Albeck or Mr. Frapart is a holder of five percent (5%) or more of the issued and outstanding ownership interests in a Competitive Business, or serves, directly or indirectly, as an owner, director, officer, employee, agent, partner, individual proprietor, lender, consultant, advisor or independent contractor of a Competitive Business. The provisions of this Section 8 shall not preclude Mr. Frapart from owning an interest in and actively serving as an officer of Albeck provided that he and Albeck fully comply with such provisions.

9. No Solicitation.  Albeck and Mr. Frapart agree that during the term of this Agreement and for a period of one (1) year thereafter (regardless of the reason for termination of this Agreement), Albeck and Mr. Frapart shall not, directly or indirectly, either for themselves or for any other person, firm, corporation, or entity, solicit any individual then employed by the Company to leave the employment of the Company or hire such individual.

10. Ownership of Work Product and Ideas.  Any discoveries, inventions, patents, materials, licenses, processes, technology, software, solutions and ideas applicable to the industries in which the Company operates or relating to Albeck’s or Mr. Frapart’s services for the Company or its affiliates, whether or not patentable or copyrightable, created by Mr. Frapart during the term of this Agreement (“Work Product”) and all business opportunities within the industries in which the Company operates introduced to Albeck or Mr. Frapart by the Company or its affiliates or of which Mr. Frapart otherwise becomes aware during the term of this Agreement (“Opportunities”) will continue to be owned solely and exclusively by the Company, and Albeck and Mr. Frapart will continue to have no interest whatsoever in such Work Product or Opportunities, except to the extent that the Company allows (per a written instrument signed by the CEO of the Company) Albeck to invest or participate in or have other rights to such Work Product or Opportunities. During the term of this Agreement, Albeck and Mr. Frapart will promptly disclose in writing any such Work Product and/or Opportunities to the Company and will, and hereby does, assign to the Company all rights and interests in such Work Product and/or Opportunities.

11. Indemnification.  Albeck, Mr. Frapart and the Company understand, acknowledge and agree that during the term of this Agreement, Mr. Frapart will be an officer of the Company as contemplated by the Nevada corporate statutes and the Company’s articles of incorporation, bylaws and other organizational documents.  In that regard, Mr. Frapart shall be entitled to the same indemnification from the Company for his acts and omissions as an officer of the Company, whether pursuant to applicable Nevada corporate law or the Company’s organizational documents or otherwise, to which other officers of the Company are entitled.

Mr. Charles Ramey, CEO
US Dataworks, Inc.
August 7, 2009

12. Liability Insurance.  It is also the intent of Albeck, Mr. Frapart and the Company that, during the term of this Agreement, Mr. Frapart shall be deemed to be an officer of the Company under the Company’s applicable liability insurance policies covering the Company, its directors, officers, employees and agents from time to time in effect, including but not limited to the Company’s Directors’ and Officers’ policy and Errors and Omissions policy.  In furtherance thereof, the Company shall take all reasonable steps to have Mr. Frapart and, if possible, Albeck included as named insureds on such liability insurance policies, with coverage to an extent equal to that provided for members of the Board, the CEO, and other officers reporting to the CEO.

13. Termination by Company.  The Company shall have the right to terminate this Agreement at any time for any reason whatsoever and such termination shall be effective as of the date the Company provides Albeck with written notice thereof.  If this Agreement is terminated other than for Cause (as defined below), the Company will pay Albeck the Termination Fee (defined below).  The term “Cause” with respect to the Company’s termination of this Agreement shall mean termination by the Company based upon the occurrence of any of the following: (i) any embezzlement or wrongful diversion of funds of the Company or any affiliate of the Company by Albeck or Mr. Frapart; (ii) any willful act or omission constituting gross malfeasance on the part of Albeck or Mr. Frapart in their performance of the CFO services hereunder; (iii) any material breach by Albeck or Mr. Frapart of this Agreement that is not cured after notice of such breach and reasonable opportunity to cure such breach (unless such breach is not capable of being cured, as determined by the Board); (iv) any willful act or omission constituting gross negligence on the part of Albeck or Mr. Frapart in their performance of the CFO services hereunder; (v) any violation by Albeck or Mr. Frapart of the Company’s policies on trading in Company securities from time to time in effect or any applicable federal or state securities laws or regulations; (vi) any violation by Albeck or Mr. Frapart of the Company’s code of conduct or ethics policies or any other material policies of the Company from time to time in effect; (vii) the conviction of Albeck or Mr. Frapart of a felony or a crime involving fraud, dishonesty or other act of moral turpitude; (viii) Mr. Frapart leaving the employment of Albeck (other than to become an employee of the Company), dying or otherwise becoming unable to perform the CFO services hereunder; and (ix) the willful failure of Mr. Frapart or Albeck to substantially perform their duties under this Agreement.  No act or failure to act will be considered "willful" unless it is done, or omitted to be done, in bad faith or without reasonable belief that such action or omission was in the best interests of the Company.  As used in this Agreement, the term “Termination Fee” shall mean the lesser of (i) $45,000 and (ii) the amount of services fees remaining to be paid to Albeck under Section 4 hereof for the remainder of the term of this Agreement (assuming the term is not renewed).

14. Termination by Albeck.  In the event that Albeck in good faith determines that Mr. Frapart has become unable or unwilling to substantially perform his duties under this Agreement for any reason whatsoever, Albeck shall have the option to terminate this Agreement upon making such determination by giving prompt written notice to Company.  In such event, the Company shall pay Albeck any services billings and bonuses which are earned but unpaid as of the effective date of termination.  In the event of a material breach of this Agreement by the Company, and following written notice of such breach from Albeck to the Company, the Company has failed to cure such breach, Albeck may terminate this Agreement immediately by providing Company with written notice of such termination.  In such event, the Company shall pay Albeck any services billings and bonuses which are earned but unpaid as of the effective date of termination, plus the Termination Fee.

Mr. Charles Ramey, CEO
US Dataworks, Inc.
August 7, 2009

15. Fiduciary Duties; Certifications.  Mr. Frapart and Albeck understand, acknowledge and agree that as an officer of the Company, Mr. Frapart will have certain fiduciary duties imposed by applicable law to always act in the best interests of the Company and its stockholders, including but not limited to the duty of care, the duty of loyalty and the duty of good faith.  During the term of this Agreement and, to the extent applicable law dictates, following the termination of this Agreement, Mr. Frapart shall act in compliance with such fiduciary duties.  Mr. Frapart and Albeck also understand, acknowledge and agree that, as the Company’s CFO, Mr. Frapart will be deemed to be the Company’s “principal financial officer” and may at some point become the Company’s “principal accounting officer” (as such terms are defined in the rules and regulations of the SEC) and, as such, will be primarily responsible for ensuring the accuracy and completeness of the Company’s financial reports disclosed to the public and/or filed with the SEC (the “Public Reports”).  In furtherance thereof and as required by the rules and regulations of the SEC and applicable federal securities laws, Mr. Frapart will be required to make certain certifications in connection with such financial reporting and disclosure which, if false, may subject him to personal civil liability and criminal prosecution.  During the term of this Agreement and, to the extent applicable law dictates, following the termination of this Agreement, Mr. Frapart shall not knowingly allow the Company to make or file Public Reports that are false or misleading in any material respect.

16. Obligations Joint and Several.  The contractual obligations of Mr. Frapart and Albeck under this Agreement shall be joint and several such that the Company may look to either of them for any damages in contract caused by their breach of such obligations regardless of who actually committed the breach.

17. Miscellaneous Provisions.

17.1 Entire Agreement. This Agreement and that certain Confidentiality and Non-Disclosure Agreement dated on or around May 25, 2009 by and between the Company and Mr. Frapart (which agreement shall remain in effect) (the “Prior NDA”) contains the entire agreement among the parties hereto and supersedes all prior oral and written agreements, understandings, commitments, or practices between or among the parties hereto with respect to the subject matter hereof. Other than as expressly set forth herein and in the Prior NDA, Albeck and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (verbal or written) regarding any matter relevant hereto. No supplement, modification, or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing and executed by each of the parties hereto. The provisions contained in Sections 7, 8, 9, 10, 11, 12, 15, 16 and 17 hereof shall survive termination of this Agreement.

17.2 Applicable Law. This Agreement shall be governed exclusively by and construed in accordance with the laws of the State of Texas, notwithstanding choice of law provisions thereof; and the venue of any litigation commenced hereunder shall be Houston, Texas.

17.3 Injunctive Relief.  Albeck and Mr. Frapart acknowledge and agree that their obligations under Sections 7, 8 9 and 10 hereof are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  If Albeck or Mr. Frapart should breach any of those provisions, in addition to its rights and remedies under applicable law generally, the Company shall be entitled to seek equitable relief by way of injunction and any bond therefore shall not be required to exceed $1,000.

17.4 Partial Invalidity. If the application of any provision of this Agreement, or any section, subsection, subdivision, sentence, clause, phrase, word or portion of this Agreement should be held invalid or unenforceable, the remaining provisions thereof shall not be affected thereby, but shall continue to be given full force and effect as if the invalid or unenforceable provision had not been included herein.

Mr. Charles Ramey, CEO
US Dataworks, Inc.
August 7, 2009

17.5 Notices. Notices given under this Agreement shall be given by registered or certified mail, postage prepaid, return receipt requested, or by personal delivery to the respective addresses of the parties. Notices to Albeck and Mr. Frapart shall be sent to the letterhead address heading this letter, Attn:  Christy Albeck. Notices to the Company shall be sent to the addressee address at the beginning of this letter, Attn: Chief Executive Officer. A mailed first-class notice shall be deemed given two (2) business days after deposit with U.S. Postal Service.

17.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17.7 Assignment. The Company (but not Albeck or Mr. Frapart) may assign this Agreement to any successor (whether by merger, consolidation, or purchase of the assigning party’s stock) to all or a controlling interest in the Company’s business, in which case this Agreement shall be binding upon and inure to the benefit of such successor(s) and assign(s).

17.8 Limitation on Waiver. A waiver of any term, provision, or condition of this Agreement shall not be deemed to be, or constitute a waiver of any other term, provision or condition herein, whether or not similar. No waiver shall be binding unless in writing and signed by the waiving party.

17.9 Attorney’s Fees. In the event that any proceeding is commenced involving the interpretation or enforcement of the provisions of this Agreement, the party prevailing in such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.

17.10 Not for the Benefit of Creditors or Third Parties. The provisions of this Agreement are intended only for the regulation of relations among the parties hereto. This Agreement is not intended for the benefit of creditors of the parties hereto or other third parties and no rights are granted to creditors of the parties hereto or other third parties under this Agreement.

Again, thank you for giving us the opportunity to work with you.  If this letter correctly states our understanding, please countersign it and return it to our attention at your earliest convenience.

Very truly yours,

Albeck Financial Services, Inc.

By:	/s/ Christy Albeck
Name: Christy Albeck
Title: CEO

/s/ Randal J. Frapart
Randall J. Frapart

Mr. Charles Ramey, CEO
US Dataworks, Inc.
August 7, 2009

AGREED AND ACCEPTED:

US Dataworks, Inc.

By:	/s/ Charles E. Ramey
Charles Ramey, CEO